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
                                                                      Three Months Ended March 31,
                                                                         1998         1997
                                                                       ----------   ----------
Income applicable to common shares:

Net loss                                                                    $(5)     $(3,172)

Increase in earnings resulting from conversion of convertible debt            -            -
                                                                       ----------   ----------

              Loss applicable to common shares                              $(5)     $(3,172)
                                                                       ==========   ==========


     Weighted average number of common shares outstanding                  7,282        7,239


              Weighted average common shares                               7,282        7,239
                                                                       ==========   ==========


     Loss per common share                                               $(0.01)      $(0.44)
                                                                       ==========   ==========